EXHIBIT 99

Capstone Turbine Corporation Announces Second Quarter Fiscal 2010 Operating Results

Capstone's Second Quarter Revenue is the Highest Quarterly Revenue in Company History and Ships Milestone 5,000th Unit

CHATSWORTH, Calif., Nov. 9, 2009 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST), reported operating results for its second quarter ended September 30, 2009 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2009.

Financial Summary

Revenue for the second quarter of Fiscal 2010 was $15.5 million, an increase of 18% from the second quarter of Fiscal 2009. Capstone shipped 138 units in the second quarter of Fiscal 2010, compared to 172 units in the same period last year. Average revenue per unit increased for the second quarter of Fiscal 2010 to $91,000 compared to $58,000 per unit for the second quarter of Fiscal 2009 because of the introduction of the higher priced C200 and C1000 Series systems.

Capstone's backlog as of September 30, 2009 was $59.3 million, an increase of 18% from September 30, 2008 and an increase of $0.2 million from June 30, 2009.

The reported gross loss for the second quarter of Fiscal 2010 was $3.0 million, or 19% of revenue, compared to $0.3 million, or 2% of revenue, for the second quarter of Fiscal 2009. The increase in gross loss reflects (1) decreased sales of C60 Series systems, resulting in a lower margin product mix, (2) increased manufacturing costs because of the recent introduction of the C200 and C1000 Series systems for which the manufacturing cost have not yet been reduced to their target cost and (3) higher warranty expense due to an increase in the per unit warranty expense for the C200 and C1000 Series systems.

Research and development expenses were $2.3 million for the second quarter of Fiscal 2010, an increase of $0.3 million, or 15%, from the second quarter of Fiscal 2009. R&D expenses are reported net of benefits from cost-sharing programs. There were no such benefits for the second quarter of Fiscal 2010 because the UTC Power Corporation cost-sharing program concluded in the first quarter of Fiscal 2010 and there were no other cost-sharing programs. For the second quarter of Fiscal 2009, $2.3 million of such benefits were recorded. The overall increase in R&D expenses was a result of the reduced funding benefits for the UTC Power Corporation cost-sharing program, offset by decreased spending for consulting fees, supply, salary and facilities expenses.

Selling, general and administrative expenses were $6.8 million for the second quarter of Fiscal 2010, a decrease of $0.9 million, or 12%, from the second quarter of Fiscal 2009. The net decrease in SG&A expenses was comprised of a decrease in salary, consulting and travel expenses offset by an increase in professional services expense that includes accounting, legal, financial advisory services and insurance expense.

Capstone's net loss was $31.9 million, or $0.17 per share, for the second quarter of Fiscal 2010, an increase of $22.0 million from the $9.9 million loss, or $0.06 per share, reported for the second quarter of Fiscal 2009. The increase in net loss was primarily the result of the adoption of Accounting Standards Codification 815 "Derivatives and Hedging" which affects the Company's accounting for warrants with certain anti-dilution provisions. The Company recorded a non-cash charge of $19.6 million to Change in fair value of warrant liability during the second quarter of Fiscal 2010. Capstone's net loss for the second quarter before considering the non-cash warrant liability charge would have been $12.3 million (calculated by subtracting the $19.6 million warrant liability expense from the $31.9 million reported net loss), or $.07 per share (calculated by subtracting a $0.10 per share loss attributable to the warrant liability expense from $0.17 per share reported loss), compared to the $9.9 million, or $.06 per share loss for the second quarter of Fiscal 2009 which did not include a warrant liability expense. Capstone's loss from operations for the second quarter of Fiscal 2010 was $12.1 million, or 20% higher than the $10.1 million loss from operations for the second quarter of Fiscal 2009.

Cash and cash equivalents for the second quarter ended of Fiscal 2010 were $24.0 million, an increase of $4.5 million from March 31, 2009. The Company entered into warrant exercise agreements during the second quarter of Fiscal 2010, resulting in gross proceeds to the Company of approximately $6.5 million.

Conference Call

The Company will host a conference call today, Monday, November 9, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 5,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 and ISO 14001:2004 certified company; Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York metro area, Mexico City, Nottingham, Shanghai, Singapore and Tokyo.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

CAPSTONE TURBINE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	Sept. 30, 2009	March 31, 2009
ASSETS

Current Assets:

Cash and cash equivalents	$ 24,001	$ 19,519
Accounts receivable, net of allowance for doubtful accounts and sales returns of $699 at September 30, 2009 and $644 at March 31, 2009	14,959	10,871
Inventories	21,043	24,379
Prepaid expenses and other current assets	1,926	1,515
Total current assets	61,929	56,284
Property, plant and equipment, net	8,823	9,432
Non-current portion of inventories	4,460	5,883
Intangible asset, net	387	411
Other assets	298	319
Total	$ 75,897	$ 72,329

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

Accounts payable and accrued expenses	$ 14,226	$ 11,484
Accrued salaries and wages	1,490	2,062
Accrued warranty reserve	1,676	2,344
Deferred revenue	1,894	1,171
Revolving credit facility	7,940	3,654
Current portion of notes payable and capital lease obligations	138	13
Warrant liability	28,705	--
Other current liabilities	--	815
Total current liabilities	56,069	21,543
Long-term portion of notes payable and capital lease obligations	117	28
Other long-term liabilities	237	288
Stockholders' Equity:

Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	--	--
Common stock, $.001 par value; 415,000,000 shares authorized; 197,004,838 shares issued and 196,109,428 shares outstanding at September 30, 2009; 174,888,521 shares issued and 174,070,581 shares outstanding at March 31, 2009	197	175
Additional paid-in capital	674,393	666,357
Accumulated deficit	(654,077)	(615,100)
Treasury stock, at cost; 895,410 shares at September 30, 2009 and 817,940 shares at March 31, 2009	(1,039)	(962)
Total stockholders' equity	19,474	50,470
Total	$ 75,897	$ 72,329

CAPSTONE TURBINE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008
Revenue	$ 15,522	$ 13,121	$ 29,247	$ 20,645

Cost of goods sold	18,520	13,448	35,082	22,074
Gross loss	(2,998)	(327)	(5,835)	(1,429)
Operating expenses:
Research and development	2,271	2,017	3,032	4,001
Selling, general and administrative	6,840	7,720	13,063	14,651
Total operating expenses	9,111	9,737	16,095	18,652
Loss from operations	(12,109)	(10,064)	(21,930)	(20,081)
Interest income	--	153	8	355
Interest expense	(143)	--	(275)	--
Change in fair value of warrant liability	(19,558)	--	(24,755)	--
Loss before income taxes	(31,810)	(9,911)	(46,952)	(19,726)
Provision for income taxes	71	--	188	2
Net loss	$(31,881)	$ (9,911)	$(47,140)	$(19,728)

Net loss per common share -- basic and diluted	$ (0.17)	$ (0.06)	$ (0.25)	$ (0.13)

Weighted average shares used to calculate basic and diluted net loss per common share	191,170	159,240	187,480	154,990

CONTACT:  Capstone Turbine Corp.
          Investor and investment media inquiries:
          818-407-3628
          ir@capstoneturbine.com